EXHIBIT 99.1


                                COMM BANCORP, INC.
                                  AMENDED BYLAWS



7. The amendments adopted by the corporation, set forth in full, are as follows:

     Section 102.  Annual Meetings.  The annual meeting of the shareholders for
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     the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such date or hour as may be fixed by the Board of Directors. Notice of the place, date, time and purpose of the annual meeting of shareholders shall be given not less than thirty (30) days before such meeting to each shareholder of record entitled to vote at such meeting.

     Section 103.  Special Meetings.  Special meetings of the shareholders may
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     be called at any time by the President or the Board of Directors.  Notice of the place, date, time and purpose of a special meeting of shareholders called by the President or the Board of Directors, shall be given not less than thirty (30) days before such meeting to each shareholder of record entitled to vote at such meeting.

     Section 105.  Shareholder Proposals.
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     (a) Any shareholder who intends to submit a proposal for inclusion in the
     Corporation's proxy statement for the annual meeting of shareholders shall submit his or her proposal to the Secretary of the Corporation not less than 120 calendar days before the date of the mailing of the Corporation's proxy statement in connection with the previous year's annual meeting of shareholders. A proposal shall be submitted and be consistent in all other respects, including being a proper subject for action by shareholders, with the then current rules and regulations of the Securities and Exchange Commission.

     (b) A shareholder who intends to submit a proposal at an annual meeting of shareholders and does not intend to request inclusion of such proposal in the Corporation's proxy statement for that annual meeting, shall submit the proposal to the Secretary of the Corporation not later than 45 calendar days before the date of mailing of the Corporation's proxy statement in connection with the previous year's annual meeting of shareholders. Such proposal shall be a proper subject for action by shareholders under applicable federal and state law.